Exhibit 99.4

CISCO SYSTEMS, INC.

STOCK OPTION ASSUMPTION AGREEMENT

Dear [Field: Full Name]:

As you know, on October 28, 2013 (the “Closing Date”) Cisco Systems, Inc. (“Cisco”) acquired WhipTail Technologies, Inc. (“WhipTail”) (the “Acquisition”), pursuant to the Agreement and Plan of Merger by and among Cisco, WhipTail, Wyoming Acquisition Corp. and the Stockholders’ Agent dated as of September 9, 2013 (the “Acquisition Agreement”). On the Closing Date, you held one or more outstanding options to purchase shares of common stock of WhipTail granted to you under the WhipTail 2009 Stock Option and Grant Plan (the “2009 Plan”) and/or the WhipTail 2011 Stock Option and Grant Plan (the “2011 Plan” and collectively with the 2009 Plan, the “Plans”) . Pursuant to the Acquisition Agreement, on the Closing Date, Cisco assumed all obligations of WhipTail under your outstanding option (or options). This Stock Option Assumption Agreement (the “Agreement”) evidences the terms of Cisco’s assumption of an option (or options) to purchase shares of common stock of WhipTail granted to you under the Plan (the “WhipTail Option(s)”), and documented by a stock option agreement (or stock option agreements) and any amendment(s) entered into by and between you and WhipTail (the “Option Agreement(s)”), including the necessary adjustments for assumption of the WhipTail Option(s) that are required by the Acquisition.

The table below summarizes your WhipTail Option(s) immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Option	[Field: Grant Type]

Grant Number	[Field: Grant Number]

Cisco Number of Option Shares	[Field: Shares Granted]

Cisco Exercise Price Per Share	[Field: Option Price]

Original Number of Option Shares	[Field: Acquisition Shares]

Original Exercise Price Per Share	[Field: Acquisition Exercise Price]

Vesting Commencement Date	[Field: Vest Start Date]

Expiration Date	[Field: Expiration Date]

The post-Acquisition adjustments are based on the Equity Exchange Ratio of 0.3399024592 as determined in accordance with the terms of the Acquisition Agreement, and are intended to: (i) assure that the total spread of your assumed WhipTail Option(s) (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your assumed WhipTail Option(s) was determined by multiplying the Equity Exchange Ratio by the number of shares of WhipTail common stock remaining subject to your WhipTail Option(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock. The exercise price per share of your assumed WhipTail Option(s) was determined by dividing the exercise price per share of your WhipTail Option(s) by the Equity Exchange Ratio and rounding the resulting quotient up to the next whole cent.

Unless the context otherwise requires, any references in the Plan or the Option Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock,” “Shares” or “Ordinary Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. As used in this Agreement, “Employer” means your actual employer. All references in the Option Agreement(s) and the Plan relating to your status as an employee or consultant of WhipTail or a subsidiary or affiliate will now refer to your status as an employee or consultant of Cisco or any present or future Cisco subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your assumed WhipTail Option(s) remain the same as set forth in the Option Agreement(s) but with the number of shares subject to each vesting installment and the exercise price per share adjusted to reflect the effect of the Acquisition. (In this respect, please note that any discussion of option terms (including vesting acceleration) in any employment offer letter (whether from Cisco, WhipTail or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your assumed WhipTail Option(s).) Vesting of your assumed WhipTail Option(s) will be suspended during all leaves of absence in accordance with Cisco’s policies. Unless otherwise specified by Cisco, the only permissible methods to exercise your assumed WhipTail Option(s) are cash, check, wire transfer, or through a cashless exercise program with a Cisco-designated broker. All other provisions which govern either the exercise or the termination of your assumed WhipTail Option(s) remain the same as set forth in the Option Agreement(s), and the provisions of the Option Agreement(s) will govern and control your rights under this Agreement to purchase shares of Cisco common stock, except (i) no assumed WhipTail Option(s) may be “early exercised” (i.e., an assumed WhipTail Option(s) may be exercised for shares of Cisco common stock only to the extent the assumed WhipTail Option(s) is vested at the time of exercise pursuant to the applicable vesting schedule) and (ii) as expressly modified by this Agreement (including the Country-Specific Addendum), the Acquisition Agreement or otherwise in connection with the Acquisition. Upon termination of your employment with Cisco or any present or future Cisco subsidiary or affiliate, you will have the applicable limited post-termination exercise period specified in your Option Agreement(s) and/or the Plan for your assumed WhipTail Option(s) to the extent vested and outstanding at the time of termination after which time your assumed WhipTail Option(s) will expire and NOT be exercisable for Cisco common stock. For the avoidance of doubt, for purposes of the WhipTail Option(s), the date of termination shall be deemed the date notice of termination is provided, whether by the Employer for any reason or by you upon resignation, and shall not be extended by any notice period mandated under contract or local law, unless Cisco in its exclusive discretion determines otherwise.

Please note that your Option Agreement(s) provide for a “fixed exercise” schedule. A “fixed exercise” schedule means that you must exercise all of the shares subject to WhipTail Option(s) that vest and become exercisable during a calendar year (these are referred to as the “exercisable portion”) by no later than December 31st of such calendar year. If you do not do so, you shall automatically forfeit such shares.

As an administrative matter, the exercisable portion of these assumed WhipTail Option(s) may only be exercised until the close of The NASDAQ Global Select Market on December 31st of each calendar year, or any earlier termination date of the Option term under your Option Agreement(s), or if such date is not a trading day on the The NASDAQ Global Select Market, the last trading day before such date. Any later attempt to exercise this Option will not be honored. For example, if December 31st falls on a Sunday, you must exercise the exercisable portion of the assumed WhipTail Option(s) by 1 pm Pacific Time on the immediately preceding business day, which would be Friday, December 29th.

To exercise your assumed WhipTail Option(s), you must utilize one of Cisco’s preferred brokers, the Charles Schwab Corporation (telephone number is                 ) or Morgan Stanley Smith Barney (telephone number is                 ).

Nothing in this Agreement or the Option Agreement(s) interferes in any way with your right and the right of Cisco, its subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason, subject to applicable law. Future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan under which such options are granted, and such terms may be different from the terms of your assumed WhipTail Option(s), including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgment below) your Cisco account will not be activated and your assumed WhipTail Option(s) will not be exercisable. If you have any questions regarding this Agreement or your assumed WhipTail Option(s), please contact                 at                 .

CISCO SYSTEMS, INC.

By:	/s/ Mark Chandler
Mark Chandler
Corporate Secretary

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the assumed WhipTail Option(s) listed on the table above are hereby assumed by Cisco and are as set forth in the Option Agreement(s) for such assumed WhipTail Option(s), the Plan and this Stock Option Assumption Agreement.

ATTACHMENTS

Exhibit A - Form S-8 Prospectus

CISCO SYSTEMS, INC.

NON-U.S. STOCK OPTION ASSUMPTION AGREEMENT

Dear [Field: Full Name]:

As you know, on October 28, 2013 (the “Closing Date”) Cisco Systems, Inc. (“Cisco”) acquired WhipTail Technologies, Inc. (“WhipTail”) (the “Acquisition”), pursuant to the Agreement and Plan of Merger by and among Cisco, WhipTail, Wyoming Acquisition Corp. and the Stockholders’ Agent dated as of September 9, 2013 (the “Acquisition Agreement”). On the Closing Date, you held one or more outstanding options to purchase shares of WhipTail common stock granted to you under the WhipTail 2009 Stock Option and Grant Plan (the “2009 Plan”) and/or the WhipTail 2011 Stock Option and Grant Plan (the “2011 Plan” and collectively with the 2009 Plan, the “Plans”) . Pursuant to the Acquisition Agreement, on the Closing Date, Cisco assumed all obligations of WhipTail under your outstanding option (or options). This Stock Option Assumption Agreement (the “Agreement”) evidences the terms of Cisco’s assumption of an option (or options) to purchase shares of WhipTail common stock granted to you under the Plan (the “WhipTail Option(s)”), and documented by a stock option agreement (or stock option agreements) and any amendment(s) entered into by and between you and WhipTail (the “Option Agreement(s)”), including the necessary adjustments for assumption of the WhipTail Option(s) that are required by the Acquisition.

The table below summarizes your WhipTail Option(s) immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Option	[Field: Grant Type]

Grant Number	[Field: Grant Number]

Cisco Number of Option Shares	[Field: Shares Granted]

Cisco Exercise Price Per Share	[Field: Option Price]

Original Number of Option Shares	[Field: Acquisition Shares]

Original Exercise Price Per Share	[Field: Acquisition Exercise Price]

Vesting Commencement Date	[Field: Vest Start Date]

Expiration Date	[Field: Expiration Date]

The post-Acquisition adjustments are based on the Exchange Ratio of 0.3399024592, as determined in accordance with the terms of the Acquisition Agreement, and are intended to: (i) assure that the total spread of your assumed WhipTail Option(s) (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your assumed WhipTail Option(s) was determined by multiplying the Exchange Ratio by the number of shares of WhipTail common stock remaining subject to your WhipTail Option(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock. The exercise price per share of your assumed WhipTail Option(s) was determined by dividing the exercise price per share of your WhipTail Option(s) by the Exchange Ratio and rounding the resulting quotient up to the next whole cent.

Unless the context otherwise requires, any references in the Plans or the Option Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock,” “Shares” or “Ordinary Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. As used in this Agreement, “Employer” means your actual employer. All references in the Option Agreement(s) and the Plans relating to your status as an employee or consultant of WhipTail or a subsidiary or affiliate will now refer to your status as an employee or consultant of Cisco or any present or future Cisco parent, subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your assumed WhipTail Option(s) remain the same as set forth in the Option Agreement(s) but with the number of shares subject to each vesting installment and the exercise price per share adjusted to reflect the effect of the Acquisition. (In this respect, please note that any discussion of option terms (including vesting acceleration) in any employment offer letter or any other documentation (whether from Cisco, WhipTail or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your assumed WhipTail Option(s).) Vesting of your assumed WhipTail Option(s) will be suspended during all leaves of absence in accordance with Cisco’s policies, subject to applicable law. Unless otherwise specified by Cisco, the only permissible methods to exercise your assumed WhipTail Option(s) are cash, check, wire transfer, or through a cashless exercise program with a Cisco-designated broker. All other provisions which govern either the exercise or the termination of your assumed WhipTail Option(s) remain the same as set forth in the Option Agreement(s) and the provisions of the Option Agreement(s) will govern and control your rights under this Agreement to purchase shares of Cisco common stock, except (i) no assumed WhipTail Option(s) may be “early exercised” (i.e., an assumed WhipTail Option(s) may be exercised for shares of Cisco common stock only to the extent the assumed WhipTail Option(s) is vested at the time of exercise pursuant to the applicable vesting schedule), and (ii) as expressly modified by this Agreement (including the Country-Specific Addendum), the Acquisition Agreement or otherwise in connection with the Acquisition. Upon termination of your employment with Cisco or any present or future Cisco parent, subsidiary or affiliate, you will have the applicable limited post-termination exercise period specified in your Option Agreement(s) and/or the Plans for your assumed WhipTail Option(s) to the extent vested and outstanding at the time of termination after which time your assumed WhipTail Option(s) will expire and NOT be exercisable for Cisco common stock. For the avoidance of doubt, for purposes of the WhipTail Option(s), the date of termination shall be deemed the date you cease actively providing services and shall not be extended by any notice period mandated under contract or local law, unless Cisco in its exclusive discretion determines otherwise.

To exercise your assumed WhipTail Option(s), you must utilize one of Cisco’s preferred brokers, the Charles Schwab Corporation (telephone number is                 ) or Morgan Stanley Smith Barney (telephone number is                 ).

Nothing in this Agreement or the Option Agreement(s) interferes in any way with your right and the right of Cisco or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason, whether or not in breach of local labor laws. Future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plans under which such options are granted, and such terms may be different from the terms of your assumed WhipTail Option(s), including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

The following are additional terms and conditions of your assumed WhipTail Options:

Tax-Related Items.

Prior to exercise of the assumed WhipTail Option(s) (or conversion/acceleration of vesting of the assumed WhipTail Option(s) if the conversion/acceleration is a taxable event in your country or any other taxable event in relation to the WhipTail Option(s)), and only if applicable, you authorize Cisco and/or your Employer, or their respective agents, at their discretion to satisfy any obligations for Option Tax Liability, including income tax, payroll tax, social contributions, or any other tax-related withholding (“Tax-Related Items”) in relation to your assumed WhipTail Option(s) by one or a combination of the following: (1) withholding all applicable Tax-Related Items from your wages or other cash compensation paid to you by Cisco and/or the Employer; (2) withholding from proceeds of the sale of the Shares acquired upon exercise of the WhipTail Option(s) either through a voluntary sale (specifically including where the WhipTail Option(s) is/are exercised in accordance with a cashless exercise program with a Cisco-designated broker) or through a mandatory sale arranged by Cisco (on your behalf, pursuant to this authorization); (3) withholding of Shares that would otherwise be issued upon exercise of the WhipTail Option(s) or (4) requiring you to satisfy the liability for Tax-Related Items by means of any other arrangement approved by Cisco. If the obligation for Tax-Related Items is satisfied by withholding of Shares, for tax purposes you are deemed to have been issued the full number of Shares subject to the exercise of the WhipTail Option(s), notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plans. To avoid financial accounting charges under applicable accounting guidance, Cisco may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or may take any other action required to avoid financial accounting charges under applicable accounting guidance. Finally, you must pay to Cisco or the Employer any amount of Tax-Related Items that Cisco or the Employer may be required to withhold or account for as a result of your participation in the Plans or your purchase of Shares that cannot be satisfied by the means previously described. Cisco may refuse to honor the exercise, refuse to convert your assumed WhipTail Option(s) and/or refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Paragraph.

Regardless of any action Cisco or the Employer takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Cisco or the Employer. You further acknowledge that Cisco and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the WhipTail Option(s), including the grant, vesting, conversion into options over Cisco Shares or exercise of the WhipTail Option(s), any acceleration of vesting, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the conversion of WhipTail Option(s) into options over Cisco Shares, any acceleration of vesting or any aspect of the WhipTail Option(s) to reduce or eliminate your liability for Tax-Related Items or achieve a particular tax result. Further, if you become subject to taxation in more than one jurisdiction between the grant date and the date of any relevant taxable event, you acknowledge that Cisco and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Data Privacy.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal information as described in this Agreement by and among, as applicable, the Employer, and Cisco and its parent, subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plans.

You understand that Cisco and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (or other social or national identification number), salary, nationality, job title, residency status, any Shares or directorships held in Cisco, details of all assumed WhipTail Option(s) or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding (“Data”), for the purpose of implementing, administering and managing your participation in the Plans. You understand that Data may be transferred to Cisco or any of its parent, subsidiaries or affiliates, or to any third parties assisting in the implementation, administration and management of the Plans, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plans, including any requisite transfer of such Data to a broker or other third party assisting with the administration of the assumed WhipTail Option(s) under the Plans or with whom Shares acquired pursuant to the exercise of the assumed WhipTail Option(s) or cash from the sale of Shares may be deposited. Furthermore, you acknowledge and understand that the transfer of such Data to Cisco or any of its parent, subsidiaries or affiliates, or any third parties is necessary for your participation in the Plans.

You further acknowledge that refusal or withdrawal of the consent herein may affect your ability to realize benefits from the assumed WhipTail Option(s) and your ability to participate in the Plans. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

No Entitlement or Claims for Compensation.

By accepting this Agreement, you hereby acknowledge and agree as follows:

(a) Your rights, if any, in respect of or in connection with the assumed WhipTail Options or any other stock award are derived solely from the discretionary decision of Cisco to permit you to benefit from a discretionary award. The Plans may be amended, suspended or terminated by Cisco at any time, unless otherwise provided in the Plans and this Agreement or the Option Agreement(s). By exercising the assumed WhipTail Option, you expressly acknowledge that there is no obligation on the part of Cisco to continue the Plans and/or grant any additional stock awards or benefits in lieu of options or any other stock awards even if WhipTail Options have been granted repeatedly in the past. All decisions with respect to future option grants, if any, will be at the sole discretion of Cisco.

(b) The assumed WhipTail Options and the Shares subject to the assumed WhipTail Options are not intended to replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for WhipTail, the Employer or Cisco or its parent, subsidiaries or affiliates. The value of the assumed WhipTail Options and the Shares subject to the WhipTail Options are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to WhipTail, the Employer or Cisco or its parent, subsidiaries or affiliates and which are outside the scope of your written employment agreement (if any).

(c) You acknowledge that you are voluntarily participating in the Plans.

(d) Neither the Plans nor the assumed WhipTail Options or any other stock award granted under the Plans shall be deemed to give you a right to remain an employee, consultant or director of Cisco, its parent, subsidiaries or affiliates. The Employer reserves the right to terminate your service at any time, with or without cause, and for any reason, subject to applicable laws, Cisco’s Articles of Incorporation and Bylaws and a written employment agreement (if any).

(e) Your participation in the Plans will not be interpreted to form an employment contract or relationship with the Employer or Cisco or its parent, subsidiaries or affiliates.

(f) The future value of the underlying Shares is unknown and cannot be predicted with certainty. If you exercise the assumed WhipTail Options and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the exercise price. You understand that neither the Employer, nor Cisco or its parent, subsidiaries or affiliates is responsible for any foreign exchange fluctuation between the Employer’s local currency and the United States Dollar (or the selection by Cisco or the Employer in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of the assumed WhipTail Options or Shares received (or the calculation of income or any taxes, social contributions, or other charges thereunder).

(g) In consideration of the conversion of the assumed WhipTail Options, no claim or entitlement to compensation or damages shall arise from forfeiture of the WhipTail Options resulting from termination of your service by Cisco or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Cisco and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

(h) In the event of your termination of service, your right to receive additional options or to vest in the assumed WhipTail Options will end as of the date you are no longer an employee actively providing services and will not be extended by any notice period mandated under contract or local law.

(i) You agree that Cisco may require the WhipTail Options assumed and converted hereunder to be exercised with, and the Shares held by, a broker designated by Cisco.

(j) You agree that your rights to acquire Shares or proceeds from the sale of Shares hereunder (if any) shall be subject to set-off by Cisco for any valid debts that you owe to Cisco.

(k) The WhipTail Options and the benefits under the Plans, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

(l) Cisco and the Employer are not providing any tax, legal or financial advice, nor are Cisco and the Employer making any recommendations regarding your participation in the Plans, or your acquisition or sale of Cisco Shares; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plans before taking any action related to the Plans.

You hereby acknowledge and agree as follows: (a) the conversion and adjustment of your assumed WhipTail Option(s) and/or acceleration of vesting of your assumed WhipTail Option(s) to awards over Cisco Shares may have adverse tax and social insurance contribution consequences, including but not limited to any loss of tax and social insurance qualified status and the inability to obtain a tax or social insurance refund for taxes or contributions already paid on such assumed WhipTail Option(s), and that WhipTail, Cisco and your Employer do not take any responsibility or liability with respect to the loss of tax and social insurance qualified status of your assumed WhipTail Option(s); (b) you received information regarding the adjustment and conversion of your WhipTail Option(s); and (c) you acknowledge that exercise and vesting of your WhipTail Option(s) is contingent upon compliance with applicable local laws; in particular, if allowing you to exercise or receive assumed WhipTail Option(s) would not be compliant with applicable foreign securities laws, you will not be permitted to purchase or receive Shares under this Agreement.

You acknowledge that if you have received this Agreement or any other documents related to the Plans translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will take precedence. Cisco may, in its sole discretion, decide to deliver any documents related to the assumed WhipTail Option(s) and this Agreement by electronic means or to request your consent to participate in the Plans by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plans through an on-line or electronic system established and maintained by Cisco or a third party designated by Cisco.

Cisco reserves the right to impose other requirements on your participation in the Plans, on the exercise of the assumed WhipTail Options and on any Shares acquired under the Plans, to the extent Cisco determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plans. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are residing or working at the time of vesting or exercise of the assumed WhipTail Options, while you hold Options and/or Shares, or at the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you are and will be solely responsible for and must fulfill. Such additional requirements may be outlined in but are not limited to the Country-Specific Addendum attached hereto, which forms part of the Agreement. At all times you are responsible for understanding and following Cisco’s policies with respect to insider trading, as well as any insider trading restrictions imposed by local law. Notwithstanding any provision herein to the contrary, the WhipTail Options and any Shares shall be subject to any special terms and conditions or disclosures for your country as set forth in any attached Country-Specific Addendum, which forms part the Agreement.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgment below) and furthermore until the date you become an employee of Cisco or one of its subsidiaries, or alternatively, if Cisco elects to operate WhipTail as a separate subsidiary, your Cisco account will not be activated and your assumed WhipTail Option(s) will not be exercisable. If you have any questions regarding this Agreement or your assumed WhipTail Option(s), please contact                 at                 .

CISCO SYSTEMS, INC.

By:	/s/ Mark Chandler
Mark Chandler
Corporate Secretary

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the assumed WhipTail Option(s) listed on the table above are hereby assumed by Cisco and are as set forth in the Option Agreement(s) for such assumed WhipTail Option(s), the Plans and this Non-U.S. Stock Option Assumption Agreement.

ATTACHMENTS

Exhibit A - Form S-8 Prospectus